   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2000
                                            Registration Statement No. 333-46240
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                            PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                              PHARMACIA CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                        2834                               43-0420020
(State or other jurisdiction of               (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)                Classification Code Number)               Identification No.)


                           ---------------------------
                               100 ROUTE 206 NORTH
                                PEAPACK, NJ 07977
                                 (908) 901-8000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                 DON W. SCHMITZ
                              PHARMACIA CORPORATION
                               100 ROUTE 206 NORTH
                                PEAPACK, NJ 07977
                                 (908) 901-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------

                                   COPIES TO:

             MATTHEW G. HURD                           BRIAN W. PUSCH
           SULLIVAN & CROMWELL                  LAW OFFICES OF BRIAN W PUSCH
            125 BROAD STREET                          PENTHOUSE SUITE
       NEW YORK, NEW YORK  10004                    29 WEST 57TH STREET
             (212) 558-4000                      NEW YORK, NEW YORK 10019
                                                       (212) 980-0408

                           ---------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion. Dated November 2, 2000.


PROSPECTUS

[LOGO]                      PHARMACIA CORPORATION

                        2,249,657 Shares of Common Stock

                           ---------------------------

                     Offered by Certain Selling Stockholders

                           ---------------------------

       This is an offering for resale of up to 2,249,657 shares of common stock of Pharmacia Corporation. All of the common stock offered are being sold by the selling stockholders identified in this prospectus. Pharmacia will not receive any proceeds from the sale of the common stock by the selling stockholders.

       Our common stock is traded on the New York Stock Exchange under the symbol "PHA".

       See "Risk Factors" beginning on page 1 about factors you should consider before buying the common stock.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this prospectus is , 2000.

                                TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Risk Factors.............................................................................1
Forward-looking Statements...............................................................5
Pharmacia Corporation....................................................................6
The Offering.............................................................................7
Description of Pharmacia Common Stock....................................................8
Selling Stockholders ....................................................................9
Plan of Distribution....................................................................12
Validity ...............................................................................13
Experts  ...............................................................................13
Where You Can Find More Information.....................................................14

                                 ---------------

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                                  RISK FACTORS


       Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus, including the information incorporated by reference in this prospectus and the following risk factors.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF PHARMACIA & UPJOHN AND MONSANTO AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE

       The merger of Pharmacia & Upjohn and Monsanto involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

-      the necessity of coordinating geographically separated organizations;

-      integrating personnel with diverse business backgrounds; and

-      combining different corporate cultures.

       The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

WE FACE INTENSE COMPETITION FROM NEW PRODUCTS AND FROM LOWER-COST GENERIC
PRODUCTS

       The pharmaceutical and agricultural industries are highly competitive and rapidly changing. Our principal competitors are major international corporations with substantial resources for research and development, production and marketing.

       Our products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market. We also face increasing competition from lower-cost generic products after patents on our products expire. For example, the family of Roundup(R) herbicides is a major product line for the Agribusiness. These herbicides are likely to face increasing competition from generic products. Patents protecting Roundup(R) in several countries expired in 1991. Compound per se patent protection for the active ingredient in Roundup(R) herbicide expires in the United States in September 2000.

       As new products enter the market, our products may become obsolete or our competitors' products may be more effective or more effectively marketed and sold than our products.

       If we fail to maintain our competitive position, this could have a material adverse effect on our business and results of operations.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT SUCCEED OR OUR COMPETITORS MAY DEVELOP MORE EFFECTIVE OR SUCCESSFUL PRODUCTS

       In order to remain competitive, we must commit substantial resources each year to research and development.

       In the pharmaceutical business, the research and development process takes from 10 to 15 years from discovery to commercial product launch. This process is conducted in various stages, and during each stage there is a substantial risk that we will not achieve our goals and have to abandon a product in which we have invested substantial amounts. We cannot assure you that the combined company will continue to succeed in its research and development efforts. If the combined company fails to continue developing commercially successful products, or if competitors develop more effective products or a greater number of successful new products, this could have a material adverse effect on our business and results of operations.

       A number of companies are engaged in agricultural research in general and plant biotechnology research in particular. Technological advances by others could render the Agribusiness' products less competitive. We believe that competition will intensify, not only from agricultural biotechnology firms but from major agrichemical, seed and food companies with conventional biotechnology laboratories. Some of the Agribusiness' agricultural competitors will continue to have substantially greater financial, technical and marketing resources than our agribusiness will.

OUR PHARMACEUTICAL BUSINESS WILL CONTINUE TO BE SUBJECT TO THE FOLLOWING RISKS:

1. PRODUCT REGULATION MAY ADVERSELY AFFECT OUR ABILITY TO BRING NEW PRODUCTS TO MARKET

       We and our competitors are subject to strict government controls on the development, manufacture, labeling, distribution and marketing of products. We must obtain and maintain regulatory approval for a pharmaceutical product from a country's national regulatory agency before the product may be sold in a particular country. The submission of an application to a regulatory authority does not guarantee that it will grant a license to market the product. Each authority may impose its own requirements and delay or refuse to grant approval, even though a product has been approved in another country. In our principal markets, the approval process for a new product is complex and lengthy. The time taken to obtain approval varies by country but generally takes from six months to four years from the date of application. This increases the cost to us of developing new products and increases the risk that we will not succeed in selling them successfully.

2. PRICE CONTROLS CAN LIMIT OUR REVENUES AND ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

       In addition to normal price competition in the marketplace, the prices of our products are restricted by price controls imposed by governments and health care providers in most countries where we sell products. Price controls operate differently in different countries and can cause wide differences in prices between markets. Currency fluctuations can aggravate these differences. The existence of price controls can limit the revenues we earn on our products and may have an adverse effect on our business and results of operations.

3. PRODUCT LIABILITY CLAIMS COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

       Product liability is a significant commercial risk for us. Substantial damage awards have been made in certain jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. We are involved in a substantial number of product liability cases claiming damages as a result of the use of our products. We believe that any potentially unaccrued costs and liabilities associated with such matters will not have a material adverse effect on the combined company's consolidated financial position, results of operations or liquidity. There can, however, be no assurance that a future product liability claim or series of claims brought against the combined company would not have an adverse effect on its business or results of operations.

THE AGRIBUSINESS WILL CONTINUE TO BE SUBJECT TO THE FOLLOWING RISKS:

1. GOVERNMENTS AND THE PUBLIC MAY NOT ACCEPT THE AGRIBUSINESS' PRODUCTS.

       The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. Biotechnology has enjoyed and continues to enjoy substantial support from the scientific community, regulatory agencies and many governmental officials around the world (including in the United States). Future scientific developments, media coverage and political events may strengthen or diminish such support. The Agribusiness continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products. However, public attitudes may be influenced by recent claims that genetically modified plant products are unsafe for consumption, pose risks of damage to the environment and create legal and ethical dilemmas. In addition, extensive regulatory approvals are required by numerous governmental authorities. The market success of products developed through biotechnology could be delayed or impaired in certain geographical areas because of failures to obtain regulatory approvals or more restrictive regulations. For instance, some countries have instituted a moratorium on the planting of certain genetically modified seeds or the import of grain produced from such seeds. The U.S. Environmental Protection Agency has announced new restrictions on planting genetically modified corn and consumer groups have brought lawsuits in various countries seeking to halt industry activities with respect to products developed through biotechnology. Some countries also have labeling requirements. In some markets, because these crops are not yet approved for import, growers in other countries may be restricted from introducing or selling their grain. In these cases, the grower may have to arrange to sell the grain only in the domestic market or to use the grain for feed on his or her farm.

2. THE SUCCESS OF THE AGRIBUSINESS DEPENDS ON SUCCESSFULLY INTEGRATING RECENT TRANSACTIONS.

       The Agribusiness has made significant acquisitions, mergers and joint ventures involving seed, agricultural biotechnology and grain processing companies over the past few years. In the long term, any failure of the Agribusiness to integrate these companies into its business may prevent us from realizing projected operating gains and efficiencies and otherwise from implementing our business strategy. Mergers, acquisitions, and joint ventures also present other challenges, including geographical coordination, personnel integration, and the reconciliation of corporate cultures. This integration could cause a temporary interruption of or loss of momentum in the Agribusiness and the loss of key personnel from the acquired company. The diversion of the Agribusiness' management's attention to such matters or the delays or difficulties encountered in connection with integrating these operations could have an adverse effect on the Agribusinesses' business, results of operations, or financial condition.

3. THE AGRIBUSINESS IS SUBJECT TO WEATHER CONDITIONS AND NATURAL DISASTERS.

       The Agribusiness is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices, seed yields, and decisions by growers regarding purchases of seed and herbicides. Commodity prices also affect growers' decisions about the types and amounts of crops to plant. All of these factors may negatively influence sales of the Agribusiness' herbicide and seed products.

OUR BUSINESS WILL CONTINUE TO EXPOSE US TO RISKS OF ENVIRONMENTAL LIABILITIES

       We use hazardous materials, chemicals, viruses and toxic compounds in our product development programs and manufacturing processes which expose us to risks of accidental contamination and personal injury claims. If such an accident occurred or if we were to discover contamination caused by prior operations, the combined company could be held liable for any damages or fines, which could have an adverse effect on our business and results of operations.

FOREIGN EXCHANGE FLUCTUATIONS MAY ADVERSELY AFFECT OUR EARNINGS AND THE VALUE OF OUR NON-U.S. ASSETS

       We record our transactions and prepare our financial statements in U.S. dollars, but a significant portion of our earnings and expenditures are in other currencies. Changes in exchange rates between the U.S. dollar and such currencies will result in increases or decreases in our costs and earnings. Fluctuations in exchange rates between the U.S. dollar and other currencies may also affect the book value of our assets outside the United States and the amount of shareholders' equity. Although we will seek to minimize our currency exposure by engaging in hedging transactions where we deem it appropriate, there can be no assurance those efforts will be successful.

                           FORWARD-LOOKING STATEMENTS


       In addition to historical information, this prospectus contains (or incorporates by reference) certain "forward-looking statements", such as statements concerning our anticipated financial or product performance, our ability to pay dividends and other non-historical facts. Since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others:

-      our ability to attain estimated expense savings;

- our ability to continue to successfully market existing products, which may be adversely impacted by the introduction of competitive products;

- our ability to integrate Pharmacia & Upjohn's and Monsanto's businesses and other prior mergers and acquisitions;

-      our ability to successfully develop and market new products;

-      our ability to expand the market for existing products;

-      our ability to fund research and development activities;

-      our ability to get to market ahead of competition;

- the success of our research and development activities and the speed with which regulatory authorizations and product rollouts may be achieved;

- our ability to successfully negotiate pricing of pharmaceutical products with managed care groups, health care organizations and government agencies worldwide;

-      fluctuations in currency exchange rates;

- the effects of our accounting policies and general changes in generally accepted accounting practices;

- our exposure to product liability lawsuits and contingencies related to actual or alleged environmental contamination;

-      our exposure to antitrust lawsuits;

-      our success in litigation involving intellectual property;

- social, legal and political developments, especially those relating to health care reform and product liabilities;

-      general economic and business conditions;

-      our ability to attract and retain management and other employees;

- our ability to compensate for anticipated generic competition for our products after the expiration of patents


-      governmental and public acceptance of agbiotech products;

- the effect of seasonal conditions and of current commodity prices on agricultural markets; and

- other risk factors detailed in our Securities and Exchange Commission filings, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.


       Pharmacia does not assume any obligation to update any forward-looking statements contained in this prospectus.

                              PHARMACIA CORPORATION


       Pharmacia Corporation is a global business consisting of two segments: pharmaceuticals and agricultural products. Pharmacia Corporation's telephone number is (908) 901-8000 and its principal executive offices are located at 100 Route 206 North, Peapack, New Jersey 07977.

       Pharmacia was formed in March, 2000 through the merger of Pharmacia & Upjohn, Inc. and the Monsanto Company. In the merger, Pharmacia & Upjohn became a wholly owned subsidiary of Monsanto and Monsanto changed its name to Pharmacia Corporation.

       The pharmaceutical group is engaged in the research, development, manufacture and sale of pharmaceutical and health care products.

       The agricultural business, conducted through the company's subsidiary, Monsanto Company, provides integrated, technology-based agricultural solutions for growers and downstream customers in agricultural markets. In October 2000, Pharmacia sold approximately 15% of Monsanto Company in an initial public offering.

       The principal products of the pharmaceutical segment include CELEBREX, DAYPRO, and ARTHROTEC, arthritis treatments; AMBIEN, an insomnia treatment; XALATAN, a novel therapy for glaucoma; DETROL, an innovative therapy for overactive bladder; GENOTROPIN, a human growth hormone; XANAX a therapy for central nervous system disorders; CLEOCIN, an antibiotic; MEDROL, a group of products to treat chronic inflammation disorders; DEPO-PROVERA, a contraceptive injection; CAMPTOSAR, a therapy for colorectal cancer; FRAGMIN, a therapy for preventing blood clots; PHARMARUBICIN, a treatment for solid tumors and leukemia; and MIRAPEX/MIRAPEXIN, a treatment for Parkinson's disease. Non-prescription pharmaceuticals include ROGAINE, a treatment for hair loss and the NICORETTE line of nicotine replacement therapy products.

       Through research and development and licensing agreements, we seek to develop innovative pharmaceuticals and other health care products that provide high therapeutic benefits. Our research activities focus on four medically important areas: infectious disease, metabolic disease, central nervous system disorders and oncology.

       In the agricultural products segment, our principal products include ROUNDUP, a family of herbicides; conventional seeds; biotechnology-developed seeds resistant to herbicides and insects; and POSILAC, a bovine hormone treatment for increased milk production.

                                  THE OFFERING

       On September 12, 1997 certain of the selling stockholders listed in this prospectus purchased $7,500,000 aggregate principal amount of 5% Senior Custom Convertible Notes and Common Stock Purchase Warrants (the "1997 Warrants") originally issued by SUGEN, Inc.

       On March 24, 1999, certain of the selling stockholders listed in this prospectus purchased $28,000,000 aggregate principal amount of 12% Senior Convertible Notes due 2002 ("Notes") and warrants to purchase $21,000,000 aggregate principal amount of additional 12% Senior Convertible Notes ("Warrant Notes") originally issued by SUGEN, Inc. The Notes and Warrant Notes were sold pursuant to Securities Purchase and Exchange Agreements, dated as of March 19, 1999, between the selling stockholders and SUGEN, Inc.

       On August 31, 1999, when SUGEN, Inc. merged with a subsidiary of Pharmacia & Upjohn, Inc., the Notes and Warrant Notes became convertible into common stock of Pharmacia & Upjohn, Inc. On March 31, 2000, when Pharmacia & Upjohn, Inc. merged with Monsanto Company, the Notes and Warrant Notes became convertible into common stock of Pharmacia. SUGEN, Inc. is an indirect, wholly owned subsidiary of Pharmacia.

       Pharmacia is registering for resale up to 2,249,657 shares of common stock underlying the convertible securities and warrants sold to the selling stockholders in September 1997 and March 1999. The common stock being registered for resale includes:

- up to 2,197,470 shares of common stock that may be issued upon conversion of the Notes and Warrant Notes;

- up to 2,197,470 shares of common stock that may be issued upon exercise of common stock warrants ("Common Stock Warrants") that we may issue upon redemption of the Notes and Warrant Notes (all or some of these common stocks would be issued in lieu of the same number of shares of common stock indicated above);

-      52,187 shares of common stock issued upon exercise of the 1997 Warrants;
       and

- an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the common stock warrants, by reason of stock splits, stock dividends and other similar transactions.

                      DESCRIPTION OF PHARMACIA COMMON STOCK

GENERAL

       Pharmacia's authorized capital stock consists of 3,000,000,000 shares of common stock, par value $2.00 per share, of which, as of October 27, 2000, 1,288,998,303 shares were issued and outstanding (excluding 179,128,001 treasury shares) and 10,000,000 shares of preferred stock, no par value per share, of which, as of October 27, 2000, 6,539 shares were issued and outstanding, and 1,500,000 shares designated as Series A Junior Participating Preferred Stock and reserved for issuance upon the exercise of the rights distributed to the holders of Pharmacia common stock pursuant to the rights agreement described below under "Description of Rights."

       The following summary description of the common stock of Pharmacia does not purport to be complete and is qualified in its entirety by reference to Pharmacia's Restated Certificate of Incorporation, including the certificate of designations relating to the Series A Junior Participating Preferred Stock, and to the Delaware General Corporation Law.

PHARMACIA COMMON STOCK

       Subject to the rights of holders of any outstanding Pharmacia preferred stock, the holders of outstanding shares of Pharmacia common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Pharmacia board of directors may from time to time lawfully determine.

       Each holder of common stock is entitled to one vote for each share held and, except as otherwise provided by law or by the board of directors with respect to any series of preferred stock, the holders of common stock will exclusively possess all voting power. Holders of common stock are not entitled to accumulate votes for the election of directors. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Pharmacia preferred stock, upon liquidation, dissolution or winding up of Pharmacia, any assets legally available for distribution to stockowners as such are to be distributed ratably among the holders of the Pharmacia common stock at that time outstanding.

       The common stock is listed on the New York Stock Exchange under the symbol "PHA".

DESCRIPTION OF RIGHTS

       On December 19, 1999, the Pharmacia board of directors approved a rights agreement with EquiServe Trust Company N.A., as Rights Agent. If a person or group acquires beneficial ownership of 20% or more, or announces a tender offer that would result in beneficial ownership of 20% or more, of the outstanding Pharmacia common stock, the rights become exercisable, and the owner will be entitled to purchase one one-thousandth of a share of Pharmacia Series A Junior Participating Preferred Stock for $250. If Pharmacia is acquired in a business combination transaction while the rights are outstanding, the holder will be entitled to purchase, for $250, common shares of the acquiring company having a market value of $500.

In addition, if a person or group acquires beneficial ownership of 20% or more of the outstanding common stock, the holder (other than such person or members of such group) will be entitled to purchase for $250 a number of shares of common stock having a market value of $500. Furthermore, at any time after a person or group acquires beneficial ownership of 20% or more (but less than 50%) of the outstanding Pharmacia common stock, the Pharmacia board of directors may, at its option, exchange one share of common stock for each outstanding right (other than rights held by the acquiring person or group, which become void). At any time prior to the acquisition of such a 20% position, Pharmacia can redeem each right for $0.001. The board of directors also is authorized to reduce the aforementioned 20% thresholds to not less than 10%. The rights expire on February 5, 2010. Until the rights become exercisable, the common stock certificates will also evidence the rights, and any transfer of shares of common stock will constitute a transfer of the rights.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

                              SELLING STOCKHOLDERS

       The following table sets forth certain information about the number of shares of our common stock beneficially owned by each of the selling stockholders named below as of October 30, 2000 on an adjusted basis to give effect to the sale of the common stock offered by the selling stockholders. The common stock is being registered to permit public secondary trading of the common stock, and the selling stockholders may offer the common stock for resale from time to time. See "Plan of Distribution."

       The common stock being offered hereby by the selling stockholders may be acquired, from time to time upon:

       -      exercise of the 1997 Warrants;

       -      conversion of the Notes;

       -      conversion of the Warrant Notes; and

       - exercise of the Common Stock Warrants that may be issued upon redemption of the Notes and Warrant Notes.

       This prospectus covers the resale by the selling stockholders of up to 2,249,657 shares of our common stock, plus an indeterminate number of additional shares of our common stock as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the Common Stock Warrants, by reason of stock splits, stock dividends and other similar transactions.

       In accordance with registration rights granted to the selling stockholders, Pharmacia has filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, which relates to the resale of the common stock from time to time on the New York Stock Exchange, in privately negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the common stock are no longer required to be registered for their sale by the selling stockholders.

The shares of common stock covered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                                                          NUMBER OF
                                                                  NUMBER OF                                 SHARES
                                                                SHARES OWNED           NUMBER OF            OWNED
                     NAMES OF SELLING                             PRIOR TO           SHARES BEING           AFTER
                       STOCKHOLDERS                            OFFERING (1)(2)        OFFERED (3)        OFFERING(1)
-----------------------------------------------------------    ---------------       -------------      -------------
Damson Investment Holdings, Ltd. ..........................            31,250              31,869                 0
Delta Opportunity Fund (Institutional), LLC(4).............           168,875             172,220                 0
Delta Opportunity Fund, Ltd.(4)............................           528,910             539,384                 0
Fisher Capital Ltd.(5).....................................           304,521             310,694                 0
NP Partners(5).............................................           160,347             163,122                 0
Olympus Securities, Ltd.(5)................................           196,458             199,859                 0
Omicron Partners, LP.......................................           554,687             565,671                 0
OTATO Limited Partnership(4)...............................            97,607              99,541                 0
Wingate Capital Ltd.(5)....................................           163,973             167,297                 0


(1) Currently, each of the selling stockholders own less than 1% of the shares outstanding. Percentage of beneficial ownership is calculated assuming 1,288,998,303 shares of common stock were outstanding as of October 27, 2000. Ownership after this offering assumes the sale of all shares held by such selling stockholders offered hereby. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and the footnotes to this table, and generally includes voting or dispositive power with respect to securities. Shares of common stock subject to options or warrants or other rights that are currently exercisable or convertible, or exercisable or convertible within 60 days of October 30, 2000 are deemed outstanding for computing the percentage of the person or entity holding such option or warrant but are not deemed outstanding for computing the percentage of any other person or entity. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons or entities named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned.

(2) Represents (i) the number of shares of common stock issuable upon conversion of the Notes and Warrant Notes with respect to the face value of the Notes and Warrant Notes, and certain 12% Senior Convertible Notes due 2002 ("Exchange Notes") issued upon exchange of SUGEN, Inc.'s 5% Senior Custom Convertible Notes based upon certain conversion provisions of the Notes, Warrant Notes and Exchange Notes and including accrued and unpaid interest thereon as of October 30, 2000, (ii) the number of shares of common stock issued upon exercise of the 1997 Warrants, (iii) the number of shares of common stock issuable upon exercise of common stock warrants that may be issued upon redemption of the Notes and Warrant Notes (all or some of which would be issued in lieu of the same number of shares referred to in the preceding clauses (i)), and (iv) all other shares of common stock beneficially owned as of October 30, 2000.

(3) Represents (i) the number of shares of common stock issuable upon conversion of the Notes, Warrant Notes and Exchange Notes with respect to the face value of the Notes, Warrant Notes and Exchange

     Notes based upon certain conversion provisions of the Notes and Warrant Notes and including three months of accrued and unpaid interest thereon,
     (ii) the number of shares of common stock issuable upon exercise of the common stock warrants that may be issued upon redemption of the Notes, Warrant Notes and Exchange Notes (all or some of which would be issued in lieu of the same number of shares referred to in the preceding clauses
     (i)), and (iii) the number of shares of common stock issued upon exercise of the 1997 Warrants.

(4) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors"), serves as investment advisor to Delta Opportunity Fund, Ltd., a British Virgin Islands corporation ("Delta"), and Delta Opportunity Fund (Institutional), LLC, a Delaware limited liability company ("Delta Institutional"). By reason of such relationship, D&A Advisors may be deemed to share dispositive power over the shares of common stock owned by Delta and Delta Institutional. D&A Advisors disclaims beneficial ownership of those shares of common stock.

     Diaz & Altschul Management, a Delaware limited liability company ("D&A Management"), serves as investment manager to and managing member of Delta Institutional. By reason of such relationship, D&A Management may be deemed to share dispositive power over the shares of common stock listed as beneficially owned by Delta Institutional. D&A Management disclaims beneficial ownership of such shares of common stock.

     Diaz & Altschul Group, LLC, a New York limited liability company ("D&A Group"), is the parent company of D&A Advisors and D&A Management. By reason of its control of D&A Advisors and D&A Management, D&A Group may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Delta and Delta Institutional. D&A Group disclaims beneficial ownership of such shares of common stock.

(5) Citadel Limited Partnership is the trading manager of each of Olympus Securities, Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. and is the sole member of WHC, L.L.C., the general partner of NP Partners (the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. The ownership for each of NP Partners, Olympus Securities, Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership and each of the Citadel Entities disclaims beneficial ownership of the securities held by the other Citadel Entities. In addition, the ownership information for NP Partners, Olympus Securities, Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. does not include 53,700 shares of common stock held, as of October 30, 2000, by Aragon Investments Ltd. and 25,000 shares of common stock held, as of October 30, 2000, by Citadel Trading Group LLC, each of which is controlled by Citadel Limited Partnership.

                              PLAN OF DISTRIBUTION

       Pharmacia will receive no proceeds from this offering. We are registering the common stock pursuant to registration rights granted to the selling stockholders. We will pay certain expenses in connection with the registration of the common stock and will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

       The common stock offered hereby may be sold by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such common stock as a gift, partnership distribution or other non-sale related transfer. The common stock may be sold from time to time in transactions on the New York Stock Exchange, in the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the common stock as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of selling stockholders' common stock may also be made pursuant to Rule 144 under the Securities Act.

       To the extent required under the Securities Act, the aggregate amount of selling stockholders' common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

       From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the common stock owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the common stock of Pharmacia, and in such instances, this prospectus may be delivered in connection with such short sales and the common stock offered hereby may be used to cover such short sales.

       From time to time one or more of the selling stockholders may transfer, pledge, donate or assign its common stock to lenders or others and each of those persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign will decrease as and when they take such actions. The plan of distribution for selling stockholders' common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be deemed selling stockholders hereunder.

       A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer the common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

       In order to comply with the securities laws of some states, the common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement is available and is complied with.

       The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of Pharmacia's common stock by that selling stockholder.

       The shares were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. SUGEN, Inc. agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the shares. SUGEN, Inc. has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement.

                                    VALIDITY

       The validity of the common stock and rights offered by this prospectus will be passed upon for Pharmacia by Sullivan & Cromwell, New York, New York.

                                     EXPERTS

       The consolidated financial statements of Pharmacia Corporation incorporated into this registration statement/prospectus by reference to Pharmacia Corporation's Current Report on Form 8-K filed on May 22, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of that firm as experts in accounting and auditing.

       The financial statements of Monsanto Company (subsequently renamed Pharmacia

Corporation) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus/registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of DEKALB Genetics Corporation and subsidiaries incorporated in this registration statement/prospectus by reference to Monsanto Company's Current Report on Form 8-K/A filed on February 8, 1999 and January 25, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

       The SEC allows us to incorporate by reference the information we file with them, which means:

       -      incorporated documents are considered part of the prospectus;

       - we can disclose important information to you by referring you to those documents; and

       - information that we file with the SEC will automatically update and supersede this incorporated information.

       We incorporate by reference the documents listed below which were filed with the SEC and any future filings made with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities:

       1. Our Annual Report on Form 10-K for the year ended December 31, 1999, as filed on March 20, 2000;

       2. Our amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, as filed on January 21, 2000;

       3. Our Current Reports on Form 8-K, as filed on January 11, 2000, January 25, 2000, February 11, 2000, April 13, 2000, May 22, 2000,
              July 13, 2000, and November 1, 2000;

       4.     Our amended Current Reports on Form 8-K/A, as filed on January

              25, 2000 and February 11, 2000;

       5. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as filed on May 15, 2000 and August 14, 2000, respectively; and

       6. The description of Pharmacia's common stock, par value $2.00 per share, and the description of associated Preferred Stock Purchase Rights contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.


       You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

              Pharmacia Corporation
              100 Route 206 North
              Peapack, NJ 07977
              Attention: Investor Relations
              Telephone: (908) 901-8000

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Set forth below is an estimate of the fees and expenses payable by Pharmacia in connection with the securities being registered hereby.

Securities and Exchange Commission registration fee...........           $31,626
Legal fees and expenses.......................................            50,000
Accountants' fees and expenses................................             5,000
Blue sky fees and expenses....................................            10,000
Printing......................................................           100,000
                                                                    ------------
         Total................................................          $196,626
                                                                    ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Certificate of Incorporation and By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintained insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)    Exhibits.

EXHIBIT       DESCRIPTION
-------       -----------
3.1           Restated Certificate of Incorporation of the Registrant
              (incorporated by reference to Exhibit 4.1 of the Registrant's
              Registration Statement on Form S-8, filed with the SEC on April 5,
              2000).

3.2 Certificate of Amendment of the Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8 filed with the SEC on April 5, 2000).

3.3 Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-8, filed with the SEC on April 5, 2000).

3.4           Certificate of Designation for Series A Junior Participating
              Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8 filed with the SEC on April 5, 2000).

4.1           Reference is made to Exhibits 3.1, 3.2 and 3.3.

4.2           Rights Agreement, dated as of December 19, 1999, between the
              Registrant and EquiServe Trust Company N.A. (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-A filed on December 30, 1999).

5.1           Opinion of Sullivan & Cromwell.

10.1          Form of 12% SUGEN, Inc. Senior Convertible Note due 2002
              (incorporated by reference to Exhibit 4.2 SUGEN, Inc.'s Current
              Report on Form 8-K, dated March 29, 1999).

10.2          Form of 12% SUGEN, Inc. Senior Convertible Note Purchase Warrant
              (incorporated by reference to Exhibit 4.3 of SUGEN, Inc.'s Current
              Report on Form 8-K, dated March 29, 1999).

10.3          Form of Securities Purchase and Exchange Agreement, dated as of
              March 19, 1999, by and between SUGEN, Inc. and the investor named therein (incorporated by reference to Exhibit 4.1 of SUGEN, Inc.'s
              Current Report on Form 8-K, dated March 29, 1999).

23.1          Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2          Consent of Deloitte & Touche LLP.

23.3          Consent of Arthur Andersen LLP.

23.4          Consent of Sullivan & Cromwell (reference is made to Exhibit 5.1).

24.1          Power of Attorney.


       (b)    Financial Statement Schedules.

       Schedules are omitted because they are either not required, are not applicable, or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

       (c)    Reports, Opinions and Appraisals.

       Not applicable.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

              (ii) To reflect in the prospectus any fact or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated in this Registration Statement;

              (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

              (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN PEAPACK, NEW JERSEY, ON THIS 2ND DAY OF NOVEMBER, 2000.


                                              PHARMACIA CORPORATION


                                              By:/s/ Christopher Coughlin
                                                 ---------------------------


       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


SIGNATURE                                                           TITLE
---------                                                           -----
Fred Hassan*                                    Chief Executive Officer and Director
-----------------------------------
Fred Hassan

Frank C. Carlucci*                              Director
-----------------------------------
Frank C. Carlucci

Michael Kantor*                                 Director
-----------------------------------
Michael Kantor

Gwendolyn S. King*                              Director
-----------------------------------
Gwendolyn S. King

Olof Lund*                                      Director
-----------------------------------
Olof Lund

John E. Robson*                                 Director
-----------------------------------
John E. Robson

Bengt Samuelsson*                               Director
-----------------------------------
Bengt Samuelsson

M. Kathryn Eickhoff*                            Director
-----------------------------------
M. Kathryn Eickhoff

Philip Leder*                                   Director
-----------------------------------
Philip Leder

Berthold Lindqvist*                             Director
-----------------------------------
Berthold Lindqvist

John S. Reed*                                   Director
-----------------------------------
John S. Reed

William D. Ruckelshaus*                         Director
-----------------------------------
William D. Ruckelshaus

C. Steve McMillan*                              Director
-----------------------------------
C. Steve McMillan

William U. Parfet*                              Director
-----------------------------------
William U. Parfet

Jacobus F. M. Peters*                           Director
-----------------------------------
Jacobus F.M. Peters

Ulla Reinius*                                   Director
-----------------------------------
Ulla Reinius

Robert B. Shapiro*                              Director
-----------------------------------
Robert B. Shapiro

*By:  /s/ Christopher Coughlin
    -------------------------------
Executive Vice President and Chief Financial Officer,
Attorney-in-fact